Exhibit 10.4

American Power Group Corporation
7 Kimball Lane, Building A
Lynnfield, MA 01940

June 2, 2015

Matthew Van Steenwyk
2747 Paradise Road, Suite 3604
Las Vegas, NV 89109

Dear Matt:

American Power Group Corporation (the “Company”) is issuing this letter agreement (this “Agreement”) pursuant to the terms of that certain Convertible Note Purchase Agreement dated as of June 2, 2015 among the Company, Arrow, LLC (“Arrow”) and the other parties thereto (as amended from time to time, the “Purchase Agreement”) to confirm certain agreements concerning the Company’s Board of Directors (the “Board”).

1.Upon and from time to time after the consummation of the transactions contemplated by the Purchase Agreement, including the purchase by Arrow of a Note (as defined in the Purchase Agreement) in the original principal amount of $1,500,000, and until such time as Arrow and its affiliates cease to own either the Note or any of the shares of Series C Stock (as defined in the Note) issued upon conversion of the Note, the Company shall take such actions as are necessary to cause up to two persons designated in writing by you to be appointed or elected to the Board within ten days after written notice designating such person(s). In the event Arrow and its affiliates cease to own either the Note or any of the Shares of Series C Stock, then the Company shall take such actions as are necessary to cause (i) up to two persons designated in writing by you to be appointed or elected to the Board, if Arrow and its affiliates own not less than 10% of the shares of Common Stock of the Company (“Common Stock”), and (ii) one person designated in writing by you to be appointed or elected to the Board if Arrow and its affiliates own not less than 5% of the shares of Common Stock, in each case within ten days after written notice designating such person(s) (if not previously designated). For purposes of determining the ownership of shares of Common Stock owned by Arrow and its affiliates, all shares of Common Stock beneficially owned by Arrow and its affiliates (as defined in Rule 13d-3 promulgated under the Securities Exchange of 1934, as amended) plus all shares of Common Stock which Arrow and its affiliates may acquire pursuant to the exercise of any right or agreement to acquire Common Stock, or the conversion of any convertible security, even if those shares of Common Stock would not be deemed to be beneficially owned pursuant to Rule 13d-3, and otherwise the percentage ownership of Arrow and its affiliates shall be determined as set forth in Rule 13d-3.

2.The foregoing right to designate members of the Board shall not apply to, and the Company shall not be required to take any action with respect to, the appointment or election to the Board of (i) any person described in clauses (i) through (viii) of Rule 506 of Regulation D, promulgated by the Securities and Exchange Commission (the “Commission”), as in effect on the date of this Agreement and as amended from time to time thereafter (or any successor rule), or (ii) any person reasonably deemed by the Board to be a Competitor of the Company. For purposes of this Agreement, “Competitor” means any person engaged, directly or indirectly (including as an owner, partner, employee, agent, consultant, director, officer, stockholder (other than as the owner of less than 1% of the outstanding stock of a publicly traded corporation), lender or in any other capacity or manner whatever) in any business or enterprise competitive with the Company’s business, as described in its periodic reports filed from time to time with the Commission, including but not limited to any business or enterprise that develops, manufactures, markets, sells or licenses any product or service that competes with the Company’s external fuel delivery enhancement systems that convert diesel engines into engines that can run on combinations of diesel fuel, natural gas, liquefied natural gas, pipeline gas, well-head gas, bio-methane and/or similar fuels.

3.During any period in which you have the right to designate one or more persons to be appointed or elected to the Board pursuant to paragraph 1 of this Agreement but in which you are not, individually, a member of the Board, you shall have the right to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, the Company shall give you copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that (i) as a condition to the receipt of such information and your attendance at such meetings, you shall execute a mutually acceptable confidentiality agreement; and (ii) the Company reserves the right to withhold any information and to exclude you from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest.

4.The Company acknowledges and agrees that any default by the Company in the performance of its obligations under this Agreement shall constitute an Event of Default under the Note, subject only to the notice requirement set forth therein.

5.The Company acknowledges that you will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached. Accordingly, the Company agrees that you shall be entitled to an injunction to prevent breaches of this Agreement and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction.

6.All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

7.All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined in accordance with the provisions of the Purchase Agreement.

8.IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT UNDER THIS AGREEMENT, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVE FOREVER TRIAL BY JURY.

Sincerely yours,

AMERICAN POWER GROUP CORPORATION

By: /s/ Charles E. Coppa
Charles E. Coppa
Chief Financial Officer

Accepted and Agreed:

/s/ Matthew Van Steenwyk
Matthew Van Steenwyk